Viral Genetics Announces Results of South African Study of VGV-1

Monday June 19, 8:30 am ET

AZUSA, CA--(MARKET WIRE)--Jun 19, 2006 -- Viral Genetics, Inc. (OTC BB:VRAL.OB - News) (“VGI” or the “Company”) is pleased to announce the results of its 137-patient “TNP-001” clinical trial of VGV-1(also referred to as “thymus nuclear protein” or “TNP”), conducted in South Africa in concert with Viral Genetics South Africa (Pty) Ltd (“VGSA”). Results were consistent with the Company's four prior prospective clinical studies of VGV-1, confirming immunological bioactivity and antiviral properties while also suggesting that the optimal dose has not yet been identified and requires further study. Specifically, the results indicate that a proportion of patients receiving eight weeks of treatment with VGV-1 and no additional anti-HIV therapy ex”) at day 150 that diminished at day 240. Additionally, in aggregate, VGV-1 treated patients demonstrated positive changes in immune markers associated with HIV infection and proviral peripheral blood mononuclear cells (“PBMCs”). Proviral PBMCs are cells that have been infected with HIV and produce additional copies of the virus.

Viral load endpoints were measured by PCR twice at baseline, during treatment at day 23 and 51, and post-treatment at days 90, 120, 150 and 240. There were statistically significant (p=0.024) reductions in the PCR viral load in 22.2% of treated patients (14 patients) at day 150 with a 0.5 log or greater drop in viral load at this time versus 6.25% (3 patients) for patients on placebo. This effect diminished at day 240 where results were not statistically significant (p=0.128). This analysis excluded patients who received antiviral medications due to severe deterioration of CD4 counts or development of full-blown AIDS. The PCR assay is a test that provides a count of the HIV virus in the blood based on the amount of fragments of HIV genetic material.

Viral load did not show statistically significant changes during treatment, or afterwards at day 90, day 120 or day 240.

A 0.5 log decrease is roughly equivalent to a 70% decrease in the amount of virus in the blood. Accordingly, at day 150, which is approximately 3 months after completion of treatment, 22.2% of patients receiving VGV-1 had a decrease of approximately 70% or more in the amount of blood-borne virus as compared to 6.25% of placebo patients.

Analysis of immune markers in the VGV-1 treated group indicated several positive changes in the averaged results of all patients including CD8CCR5 positive cells, CD8+ CD38+ cells, and CD4 and CD8 gamma interferon secreting cells. Maximum significance in these markers appeared at day 150 and declined thereafter, suggesting the immunological effect had worn off by day 240. These markers are generally associated with virus specific cell-mediated immunity or viral progression.

Patrick Bouic, PhD, the immunologist who oversaw the immune marker assays during the TNP001 study, will be exhibiting the immunological results via poster on August 16, 2006, at the XVI International AIDS Conference in Toronto, Canada.

In addition, the Company compared PCR viral load results in patients that had higher and lower CD4 counts at the beginning of the study. This analysis revealed that patients with lower CD4 counts at baseline ( < 300 cells/mm3) had a higher probability of attaining a 0.5 log drop in viral load at both day 150 (p=0.019) and day 240 (p-0.0479) than patients in the higher CD4 count group. Of patients in the lower CD4 group, 35.7% (10 patients) had a 0.5 log or greater drop in viral load at day 150 and 25% (7 patients) attained this result at day 240. The Company intends to study this phenomenon further to clarify its meaningfulness and cause. CD4 cells are a key element in the formation of an immune response to viruses and other foreign bodies, and are destroyed by HIV infection.

Patients tolerated the injections well and there were no significant safety issues associated with VGV-1 treatment relative to placebo treatment. The preliminary study results appear to confirm earlier studies' findings that VGV-1 is well-tolerated.

“This is the first placebo-controlled study of VGV-1 and confirms the biological activity of the product. We are encouraged by the results as they appear to be consistent with those of our four previous clinical trials,” said Harry Zhabilov, Executive Vice President of Research and Development for the Company. “The results also suggest that the dosing of VGV-1 may not yet be optimized as indicated by the tailing off of the antiviral and immunological effects after day 150. However, it is notable that the peak antiviral effect came 3 months after the completion of treatment. We believe that this lag time between the end of dosing and the peak reduction in viral load further suggests immunological activity. The viral load results in patients with lower CD4 counts indicate significance at both day 150 and 240, however this apparent effect requires further study.”

“The results of this study are both intriguing and potentially important. It is clear that TNP should be rigorously studied to determine its effects on the immune system and virus,” said Dr. Eric Rosenberg of Harvard University, a member of the Company's Scientific and Medical Advisory Board.

“We regret the delay in announcing the results. The analysis process took significantly longer than anticipated and required a great deal of contemplation by management and our advisors,” said Haig Keledjian, President and CEO of the Company. “Going forward, we intend to discuss the results with scientists, regulators, and activists and we expect to make additional results available. We are hopeful that a treatment of this nature will be of interest to South Africa and other regions similarly impacted by HIV. We are evaluating the next phase of our clinical development strategy in those regions. Our action plan in the United States will be a series of studies and human trials to further elucidate and identify the mechanism of action, dose optimization, and optimal patient population as we proceed towards commercialization. Lastly, I would also like to take this opportunity to thank our Scientific and Medical Advisory Board, Viral Genetics South Africa and the VGSA South African Scientific Advisory Board for their contributions to the design and implementation of the TNP-001 Study.”

The “TNP-001 Study” was a double-blind, placebo-controlled, randomized, multi-center study consisting of 137 HIV-1 infected patients with CDC Stage-2 classification of AIDS (200 to 500 cells/mm3) who had never received any form of antiviral treatment. Accordingly, patients, investigators and laboratories were not aware which treatment was being provided to each patient. All patients were required to provide Informed Consent prior to study enrollment. The study was authorized by the South African Medicines Control Council, conducted by Virtus Clinical Development, with Dr. Zoya Noveljic of Karl Bremer Hospital acting as principal investigator. The study was also overseen by VGSA and the VGSA Scientific Advisory Board, which is chaired by Norman Nyazema, PhD, of the University of Limpopo. Data management was provided by Quintiles South Africa, Inc., and statistical analysis was conducted by Dr. James Hwang of the University of California, San Francisco. The study was approved in February 2004 and began enrollment in August 2004. Follow up was completed in November 2005.

Patients in the study received intramuscular injections of VGV-1 or placebo biweekly for 8 weeks. Patients were then followed for 240 days without additional treatment except for patients whose CD4 counts dropped below 200 or who developed symptoms of full-blown AIDS. These patients had antiviral drugs made available to them. VGV-1 is a suspension of TNP dosed through intramuscular injection.

Adverse events, CD4 cell counts, plasma RNA, and Proviral RNA levels in PBMCs were monitored and recorded during the trial along with standard blood chemistries and clinical evaluations. The study also evaluated immunological markers associated with HIV infection.

The Company is presently conducting the TNP-002 Study, which is continuing to follow-up the patients enrolled in TNP-001. The Company is currently evaluating follow-on activities to the TNP-001 and TNP-002 studies in South Africa which may include crossover of placebo patients to VGV-1 treatment, dose-ranging studies, or other efforts.

About Viral Genetics, Inc.

Viral Genetics, Inc. is a drug discovery and development company based in southern California developing treatments for infectious disease, autoimmune disease and immunological deficiency through its patented Thymus Nuclear Protein technology. For more information, visit www.viralgenetics.com.

About Viral Genetics South Africa (Pty) Ltd.

Viral Genetics South Africa (Pty) Ltd. is the exclusive distributor of HIV and AIDS products, following regulatory approval, for Viral Genetics, Inc. in Southern Africa.

This news release contains forward-looking statements that involve risks and uncertainties associated with clinical development, regulatory approvals, and other risks described by Viral Genetics, Inc. from time to time in its periodic reports with the Securities and Exchange Commission. VGV-1 and TNP are not approved by the US Food and Drug Administration or by any comparable regulatory agencies elsewhere in the world. While Viral Genetics believes that the forward-looking statements and underlying assumptions contained therein are reasonable, any of the assumptions could be inaccurate, including, but no limited to, the ability of Viral Genetics to establish the efficacy of VGV-1 or TNP in the treatment of any disease or health condition, identify any drug candidate through its research efforts that has commercial potential, satisfy regulatory requirements and obtain regulatory approvals for its drug candidates in any country, obtain adequate financing sufficient to meet its business objectives on reasonable terms and conditions, service its debt financing, and effectively address operational and competitive challenges in the drug development industry. Therefore, there can be no assurance that the forward-looking statements included in this release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the forward-looking statements should not be regarded as a representation by Viral Genetics or any other person that the objectives and plans of Viral Genetics will be achieved.

Contact:

All inquiries should be directed to:
Kathy Lane
Investor Relations
760-771-2236